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                                                                      EXHIBIT 12

                                   AT&T CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     2004    2003     2002     2001     2000
                                                     ----   ------   ------   ------   -------
                                                               (DOLLARS IN MILLIONS)
Income from continuing operations before income
  taxes............................................   --    $2,690   $2,836   $7,666   $12,480
Add distributions of less than 50% owned
  affiliates.......................................   --         6        1        5        11
Add fixed charges, excluding capitalized
  interest.........................................   --     1,319    1,624    1,677     1,697
                                                     ----   ------   ------   ------   -------
Total earnings from continuing operations before
  income taxes and fixed charges...................   --    $4,015   $4,461   $9,348   $14,188
                                                     ====   ======   ======   ======   =======
Fixed Charges:
Total interest expense.............................   --     1,158    1,448    1,493     1,503
Capitalized interest...............................   --        35       61      121       143
Interest portion of rental expense.................   --       161      176      184       194
                                                     ----   ------   ------   ------   -------
Total fixed charges................................   --    $1,354   $1,685   $1,798   $ 1,840
                                                     ====   ======   ======   ======   =======
Ratio of earnings to fixed charges.................   (a)      3.0      2.6      5.2       7.7

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(a) AT&T's pretax earnings for the year ended December 31, 2004, were inadequate to cover fixed charges by $11.1 billion.